Exhibit 99.2
THOMAS PROPERTIES GROUP, INC. ANNOUNCES
FOURTH QUARTER 2011 RESULTS
Thomas Properties Group, Inc. (Nasdaq: TPGI) reported today the results of operations for the quarter and year ended December 31, 2011.
The consolidated net income for the three months ended December 31, 2011 was $10.1 million or $0.27 per share compared to consolidated net loss of $(6.2) million or $(0.18) per share for the three months ended December 31, 2010. The consolidated net income for the year ended December 31, 2011 was $5.9 million or $0.16 per share compared to consolidated net loss of $(11.5) million or $(0.34) per share for the year ended December 31, 2010. The increase in the consolidated net income for the year ended December 31, 2011 compared to the consolidated net loss for the year ended December 31, 2010 is primarily due to our share of gain on disposition of certain joint venture assets.
After tax cash flow (“ATCF”) for the three months ended December 31, 2011 was $17.9 million or $0.49 per share compared to ATCF of $(0.3) million or $(0.01) per share for the three months ended December 31, 2010. ATCF for the year ended December 31, 2011 was $27.2 million or $0.74 per share compared to ATCF of $9.1 million or $0.27 per share for the year ended December 31, 2010. The increase in ATCF per share for the year ended December 31, 2011 compared to the year ended December 31, 2010 was primarily the result of our share of gain on disposition of certain joint venture assets. The Company defines ATCF (a non-GAAP financial measure) as net income (loss) excluding the following items: noncontrolling interests, deferred income taxes, non-cash charges for depreciation and amortization and asset impairment, amortization of loan costs, non-cash compensation expense, straight-line rent adjustments, adjustments to reflect the fair market value of rent, and gains from extinguishment of debt and foreclosure of real estate. ATCF is further described in note (a) to the financial statements below.

Same Property Highlights:
	Three months ended December 31, 2011	Twelve months ended December 31, 2011
Net Operating Income ("NOI") Growth:
Cash Basis	12.4%	9.6%
GAAP Basis	6.3%	3.9%

	As of December 31, 2011	As of December 31, 2010
Percent Leased	84.2%	83.7%
NOI is calculated as rental, tenant reimbursement, parking and other revenues less property operating, maintenance and real estate tax expense.
"Since the beginning of the fourth quarter 2011, we have successfully closed the sales of three office properties, three land parcels and a small retail property, which have generated net proceeds to TPGI of approximately $33.1 million and reduced our share of mortgage debt by approximately $43.6 million. We plan to continue to execute our plan to sell non-strategic assets and to reduce the size of our development portfolio as a percentage of our total portfolio value," stated Jim Thomas, Chairman and CEO. “Property operations continue to show improvement. We have increased our occupancy and are producing strong same property NOI growth."
Supplemental Materials
The company publishes Supplemental Financial Information which is available at www.tpgre.com in the Investor Relations tab, Supplemental Financial Information section. For a reconciliation of NOI for our operating properties to pro-rata consolidated NOI, please see the Supplemental Financial Information. The Company also provides an estimated net asset value workbook, available for download at www.tpgre.com in the Investor Relations tab, NAV Workbook section.
Teleconference and Webcast
TPGI will hold a quarterly earnings conference call on Wednesday, February 15, 2012 at 11:00 a.m. Pacific Time. To participate in the call, dial (866) 713-8310 and (617) 597-5308 internationally, and provide confirmation code 54001472.
A live webcast (listen only mode) of the conference call will also be available at this time. A hyperlink to the live webcast will be available from the Investor Relations section of our website at www.tpgre.com. A replay of the call will be available through March 7, 2012, by calling (888) 286-8010 and (617) 801-6888 internationally, and providing confirmation code 87919712. The replay will also be available on Thomas Properties Group, Inc.’s web site at www.tpgre.com. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson

StreetEvents (www.streetevents.com), a password-protected event management site.
About Thomas Properties Group, Inc.
Thomas Properties Group, Inc., with headquarters in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company’s primary areas of focus are the acquisition and ownership of premier properties, property development and redevelopment, and property and investment management activities. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.
Forward Looking Statements
Statements made in this press release or during the quarterly earnings conference call that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of credit and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2010 and our subsequent Form 10-Q quarterly reports, each of which is filed with the Securities and Exchange Commission. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010

Revenues:
Rental	$7,460	$7,412	$29,693	$29,230
Tenant reimbursements	5,386	4,711	22,437	20,187
Parking and other	734	679	2,959	3,330
Investment advisory, management, leasing and development services	831	2,109	8,520	7,703
Investment advisory, management, leasing and development services - unconsolidated real estate entities	4,172	5,344	17,862	16,470
Reimbursement of property personnel costs	1,421	1,584	5,810	5,797
Condominium sales	1,578	425	7,700	14,984
Total revenues	21,582	22,264	94,981	97,701
Expenses:
Property operating and maintenance	6,205	6,390	24,589	25,049
Real estate and other taxes	1,853	1,693	7,469	6,914
Investment advisory, management, leasing and development services	2,842	4,234	12,754	12,221
Reimbursable property personnel costs	1,421	1,584	5,810	5,797
Cost of condominium sales	1,049	300	5,091	10,955
Interest	4,309	4,871	17,938	19,239
Depreciation and amortization	3,434	3,723	13,622	14,128
General and administrative	3,632	4,363	15,434	14,224
Impairment loss	8,095	4,500	8,095	4,500
Total expenses	32,840	31,658	110,802	113,027
Interest income	10	17	35	72
Equity in net income (loss) of unconsolidated real estate entities	21,889	(246)	19,951	(1,184)
Gain on sale of real estate	1,258	—	1,258	—
Income (loss) before income taxes and noncontrolling interests	11,899	(9,623)	5,423	(16,438)
Benefit for income taxes	428	774	1,429	357
Net income (loss)	12,327	(8,849)	6,852	(16,081)
Noncontrolling interests' share of net (income) loss:
Unitholders in the Operating Partnership	(3,263)	2,804	(1,500)	4,843
Partners in consolidated real estate entities	1,004	(106)	508	(234)
	(2,259)	2,698	(992)	4,609
TPGI share of net income (loss)	$10,068	$(6,151)	$5,860	$(11,472)
Income (loss) per share - basic and diluted	$0.27	$(0.18)	$0.16	$(0.34)

Weighted average common shares - basic	36,647,394	35,041,770	36,619,558	33,684,101
Weighted average common shares - diluted	36,865,327	35,041,770	36,865,286	33,684,101

Reconciliation of TPGI's share of net income (loss) to ATCF(a):
Net income (loss)	$10,068	$(6,151)	$5,860	$(11,472)
Adjustments:

Income tax benefit	(428)	(774)	(1,429)	(357)
Noncontrolling interests - unitholders in the Operating Partnership	3,263	(2,804)	1,500	(4,843)
Depreciation and amortization	3,434	3,723	13,622	14,128
Amortization of loan costs	170	203	750	897
Non-cash compensation expense	238	205	898	672
Straight-line rent adjustments	20	(775)	(150)	(1,842)
Adjustments to reflect the fair market value of rent	7	1	23	2
Impairment loss	8,095	4,500	8,095	4,500
Unconsolidated real estate entities:
Depreciation and amortization	2,787	2,433	10,820	12,296
Depreciation and amortization from discontinued operations	248	281	1,846	3,303
Amortization of loan costs	80	251	311	588
Amortization of loan costs from discontinued operations	36	30	116	130
Straight-line rent adjustments	2	(105)	(215)	(636)
Straight-line rent adjustments from discontinued operations	(26)	(189)	(282)	(555)
Adjustments to reflect the fair market value of rent	(254)	(252)	(1,094)	(1,109)
Adjustments to reflect the fair market value of rent from discontinued operations	4	17	49	7
Impairment loss	3,150	—	3,150	—
Impairment loss from discontinued operations	1,943	—	1,943	—
Gain on extinguishment of debt	—	—	—	(895)
Gain on extinguishment of debt from discontinued operations	(1,297)	(331)	(1,630)	(1,058)
Gain on foreclosure of real estate from discontinued operations	(7,506)	—	(7,506)	—
ATCF before income taxes	$24,034	$263	$36,677	$13,756
TPGI share of ATCF before income taxes (b)	$17,946	$188	$27,401	$9,759
TPGI income tax expense - current	(64)	(494)	(221)	(639)
TPGI share of ATCF	$17,882	$(306)	$27,180	$9,120
ATCF per share - basic	$0.49	$(0.01)	$0.74	$0.27
ATCF per share - diluted	$0.49	$(0.01)	$0.74	$0.27
Weighted average common shares - basic	36,647,394	35,041,770	36,619,558	33,684,101
Weighted average common shares - diluted	36,865,327	35,041,770	36,865,286	33,949,968

a.
ATCF is a non-GAAP financial measure and may not be directly comparable to similarly-titled measures reported by other companies. We define ATCF as net income (loss) excluding the following items: i) deferred income tax expense (benefit); ii) noncontrolling interests; iii) non-cash charges for depreciation and amortization and asset impairment; iv) amortization of loan costs; v) non-cash compensation expense; vi) the adjustment to recognize rental revenues using the straight-line method; vii) the adjustment to rental revenue to reflect the fair market value of rents; and viii) gain on extinguishment of debt. Management utilizes ATCF data in assessing performance of our business operations in period-to-period comparisons and for financial planning purposes. ATCF should be considered only as a supplement to net income as a measure of our performance. ATCF should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. ATCF also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

b.
Based on an interest in our operating partnership of 74.67% and 74.71% for the three and twelve months ended December 31, 2011, respectively, and 71.83% and 70.95% for the three and twelve months ended December 31, 2010, respectively.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2011	December 31, 2010
	(unaudited)	(audited)
ASSETS
Investments in real estate:
Operating properties, net	$265,202	$265,565
Land improvements—development properties	80,254	96,635
	345,456	362,200
Condominium units held for sale	45,217	49,827
Investments in unconsolidated real estate entities	8,834	17,975
Cash and cash equivalents, unrestricted	79,320	42,346
Restricted cash	10,616	13,069
Rents and other receivables, net	1,903	1,754
Receivables from unconsolidated real estate entities	2,918	2,979
Deferred rents	17,866	14,592
Deferred leasing and loan costs, net	12,283	13,538
Other assets, net	17,465	17,875
Assets associated with land held for sale	1,107	4,080
Total assets	$542,985	$540,235
LIABILITIES AND EQUITY
Liabilities:
Mortgage and other secured loans	$289,523	$299,261
Accounts payable and other liabilities, net	32,443	29,009
Prepaid rent and deferred revenue	3,019	2,888
Obligations associated with land held for sale	27	1,286
Total liabilities	325,012	332,444

Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued or outstanding as of December 31, 2011 and 2010	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 37,094,995 and 36,943,394 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	371	369
Limited voting stock, $.01 par value, 20,000,000 shares authorized, 12,313,331 and 12,313,331 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	123	123
Additional paid-in capital	208,473	207,953
Retained deficit and dividends	(55,472)	(60,790)
Total stockholders’ equity	153,495	147,655
Noncontrolling interests:
Unitholders in the Operating Partnership	52,983	51,478
Partners in consolidated real estate entities	11,495	8,658
Total noncontrolling interests	64,478	60,136
Total equity	217,973	207,791
Total liabilities and equity	$542,985	$540,235

Contact: Thomas Properties Group, Inc.
Website: www.tpgre.com
Diana Laing, Chief Financial Officer
213-613-1900